                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
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         Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            The Kroll-O'Gara Company
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the
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[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange
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        fee was paid previously. Identify the previous filing by registration
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        4) Date Filed:

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



KROLL-O'GARA
The Risk Mitigation Company



July 8, 1998


Dear Shareholder:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of The Kroll-O'Gara Company on Wednesday, August 12, 1998, at 9:00 a.m. at the New York Palace Hotel, 455 Madison Avenue, New York, NY.

The Notice of 1998 Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1997, also is enclosed.

Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person; but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with The Kroll-O'Gara Company, the mailing address of our Shareholder Information Department is 9113 LeSaint Drive, Fairfield, Ohio 45014.

Sincerely,



Jules B. Kroll
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THE KROLL-O'GARA COMPANY
9113 LESAINT DRIVE
FAIRFIELD, OHIO  45014
(513) 874-2112

July 8, 1998

Dear Shareholder:

The Annual Meeting of Shareholders of The Kroll-O'Gara Company will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on August 12, 1998 at 9:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1.    The election of eleven directors of the Company.

2. Approval of an amendment to the Company's 1996 Stock Option Plan increasing the number of shares of Common Stock issuable upon exercise of options granted under the Plan from 836,000 to 1,757,000 shares.

3. The ratification of Arthur Andersen LLP as auditors of the Company for the fiscal year ending December 31, 1998.

4.    Such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on June 15, 1998 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

By Order of The Board of Directors

Abram S. Gordon
Secretary



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
AUGUST 12, 1998


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of The Kroll-O'Gara Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders on August 12, 1998. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about July 8, 1998.


OUTSTANDING VOTING SECURITIES


The number of voting securities of the Company outstanding on June 15, 1998, the record date for the meeting, was 17,215,240 shares of Common Stock, $.01 par value, each entitled to one vote, owned by approximately 114 shareholders of record. A list of shareholders of the Company may be examined at the offices of the Company at the address given on the Notice of Annual Meeting.


PROXIES AND VOTING


When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot.

The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

The affirmative vote of a plurality of the votes cast at the meeting will be sufficient for the election of directors. The Company's Common Stock has no cumulative voting rights. The proposed amendment to the Company's 1996 Stock Option Plan will be determined by the affirmative vote of a majority of the votes cast, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares. There are no rights of appraisal or similar rights of dissenting shareholders with respect to any matter to be acted upon at the meeting.


THE BOARD OF DIRECTORS


The Company's corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board. Currently there are eleven directors, all of whom have been nominated to serve until the Annual Meeting in 1999 or until their successors are elected and qualified. Information on each nominee is given below.

JULES B. KROLL has been Chairman of the Board and Chief Executive Officer of the Company since the merger (the "Merger") of The O'Gara Company and Kroll Holdings, Inc. ("KHI") on December 1, 1997. He founded Kroll Associates in 1972 and has been the Chairman of the Board of Directors and Chief Executive Officer of Kroll Associates and KHI since their foundings. Mr. Kroll also is a director of United Auto Group, Inc. He has been a director of the Company since December 1997. Age 57.

THOMAS M. O'GARA has been Vice Chairman of the Board since the Merger. He served as Chairman of the Board of the Company from August 1996 until December 1997. Mr. O'Gara also was Chairman of the Board of the Company's O'Gara-Hess & Eisenhardt Armoring Company ("OHE") subsidiary from 1990 until 1998 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of the Company since August 1996. Mr. O'Gara has held numerous executive officer and director positions with the Company, its subsidiaries and its predecessors since 1975. From 1984 until 1986, Mr. O'Gara also was Honorary Consul General for the Sultanate of Oman. Thomas M. O'Gara and Wilfred T. O'Gara are brothers. Age 47.

WILFRED T. O'GARA is President and Chief Operating Officer of the Company. He served as the Company's Chief Executive Officer from August 1996 until the Merger. Mr. O'Gara has been associated with the Company, its subsidiaries and its predecessors since 1983 and has held numerous executive officer and director positions, including serving as Chief Executive Officer of OHE since January 1996, President and Chief Operating Officer of OHE from 1991 through 1995 and Vice President -- Sales and Marketing of OHE from 1988 until 1991. Mr. O'Gara has been a director of the Company since August 1996 and a director of OHE since 1991. Age 40.

MICHAEL G. CHERKASKY became Chief Operating Officer of the Company's Investigations and Intelligence Group in December 1997. Prior to the Merger he had been an Executive Managing Director of KHI since April 1997 and Chief Operating Officer of KHI since January 1997. From November 1995 to January 1997, he was the head of KHI's North American Region and from February 1994 to November 1995 he was the head of KHI's Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. He became a director of the Company in December 1997. Age 48.

MARSHALL S. COGAN has been Vice Chairman of Foamex International Inc., a manufacturer of polyurethane foam products ("Foamex"), since May 1997 and Chairman and Chief Executive Officer of United Auto Group, a franchisor of car and light truck dealerships, since April 1997. Mr. Cogan was Chairman of the Board of Directors and Chairman of the Executive Committee of Foamex from 1993 until 1997 and was Chief Executive Officer of Foamex from 1994 until 1997. Since 1974, Mr. Cogan has been the principal stockholder, Chairman or Co-Chairman of the Board of Directors, and Chief Executive Officer or Co-Chief Executive Officer, of Trace International Holdings, Inc., a holding company operating businesses in the auto sales, foam, textile and publishing industries. Mr. Cogan has been a director of the Company since December 1997. Age 61.

MICHAEL J. LENNON became Chief Operating Officer of the Company's Security Products and Services Group in December 1997. He also has been the President and Chief Operating Officer of OHE since January 1996. Mr. Lennon joined OHE in February 1994 as Manager of Commercial and Military Programs; he became Vice President for Sales, Marketing and Program Management in October 1994 and served OHE in that capacity through 1995. Prior to joining OHE, Mr. Lennon had 15 years' experience in manufacturing, quality control and marketing with General Electric Company, which he joined in 1979. From 1990 to 1994, he was Manager of Advanced Technology Marketing for their G.E. Aircraft Engines business. Mr. Lennon was elected a director of the Company, filling a vacancy on the Board resulting from the retirement of a director, in March 1998. Age 42.

RAYMOND E. MABUS is currently of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell and also manages a family timber business. He served as the United States' Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus has been a director of the Company since November 1996. Age 49.

HUGH E. PRICE is Vice President, Security Products and Services Group of the Company. During 1995 and 1996, prior to joining the Company, he was a consultant to various businesses and organizations. Until his retirement in 1995, Mr. Price had been employed by the Central Intelligence Agency since 1964. His positions with the Agency included Deputy and Associate Deputy Director for Operations (1991-1995), Chief and Deputy Chief for Counterintelligence (1988-1990) and Director of Personnel (1986-1988). Mr. Price has been a director of the Company since October 1996. Age 61.

JERRY E. RITTER is currently a consultant to Anheuser-Busch Companies, Inc., a company engaged in the brewing and family entertainment businesses. He also is Chairman of the Board of Clark Enterprises, Inc., the general partner of the Kiel Center and the St. Louis Blues Hockey Club. From 1990 until 1996, Mr. Ritter served as Executive Vice President and Chief Financial and Administrative Officer for Anheuser-Busch Companies, Inc. Prior to that time, he served Anheuser-Busch in various other managerial and executive capacities. Mr. Ritter also is a director of The Earthgrains Company, Brown Group, Inc. and OmniQuip International, Inc. He has been a director of the Company since January 1997. Age 63.

WILLIAM S. SESSIONS is a partner in the law firm of Sessions & Sessions, L.C. and is a consultant to various public and private businesses. From 1987 until 1993, Mr. Sessions was Director of the Federal Bureau of Investigation. He served as a United States District Judge for the Western District of Texas from 1974 until 1987. Mr. Sessions is a director of Zenith National Insurance Company. He has been a director of the Company since November 1996. Age 68.

HOWARD I. SMITH has been Executive Vice President, Chief Financial Officer and Comptroller of American International Group, Inc. ("AIG"), an international insurance and financial services organization, since 1996. From 1984 until 1996, Mr. Smith was Senior Vice President and Comptroller of AIG. From 1975 until 1984 Mr. Smith was a partner in the independent public accounting firm of Cooper & Lybrand. Mr. Smith also is a director of AIG, 20th Century Industries, International Lease Finance Corporation and Transatlantic Holdings, Inc. He became a director of the Company in December 1997. Age 53.

MEETINGS; COMMITTEES OF THE BOARD. The Board held seven meetings in 1997. The Board has an Audit Committee and a Compensation Committee, both of which are composed of Messrs. Ritter (Chairman), Cogan, Mabus, Sessions and Smith. The Audit Committee recommends the appointment of independent accountants and reviews and discusses with the independent accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also reviews with the independent accountants and the Company's financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The Audit Committee met two times in 1997. The Compensation Committee has responsibility for establishing executive officers' compensation and fringe benefits. The Compensation Committee met three times in 1997. The Board does not have a Nominating Committee. Each incumbent director except Mr. Smith attended more than seventy five percent of the aggregate of all meetings of the Board which he was eligible to attend and all meetings of committees on which he served during 1997.

COMPENSATION OF DIRECTORS. Effective at the time of the Annual Meeting, directors who are not employees of the Company will receive annually a $15,000 fee, plus options to purchase 2,000 shares of Common Stock, for serving as directors. These directors also will be paid $1,000 for each Board meeting attended in person and $750 for Board meetings held by telephone. Each Committee Chairman receives an annual fee of $1,600 and committee members, including the Chairman, receive $750 per meeting attended, whether in person or by telephone, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee is paid. Employee directors are not separately compensated for their services as directors.

From time to time Mr. Sessions has provided consulting services to the Company or OHE. During 1997 he received fees of $7,500, plus reimbursement of expenses, for sales development assistance related to OHE's commercial armored products.


AMENDMENT OF 1996 STOCK OPTION PLAN

INTRODUCTION. The Company's 1996 Stock Option Plan (the "Plan") is intended to further the Company's growth and success by providing an incentive to employees which increases their direct involvement in the future success of the Company.

As originally adopted prior to the Company's initial public offering, the Plan provided for the issuance of up to 400,000 shares of Common Stock. The total number of shares issuable was increased to 836,000 at the time of the Merger to take into account the Company's past growth and its substantially larger employee base resulting from the Merger.

Since the Merger (as of June 16, 1998), the Company has made two acquisitions and has entered into agreements or agreements in principle relating to two others. The Company has granted, or expects to grant, options in connection with these acquisitions. Furthermore, the completion of the Company's secondary public offering in early May 1998 has provided it with funds to continue its pursuit of strategic acquisitions and internal expansion, which the Company anticipates will result in additional option grants.

Options to purchase 654,950 shares of Common Stock currently are outstanding under the Plan, leaving only 181,050 shares available for future option grants. Accordingly, the Board of Directors has approved an increase in the maximum number of shares of Common Stock under the Plan to 1,757,000. The Board believes that option grants under the Plan provide a valuable employee incentive and that this increase is necessary to ensure an adequate supply of shares for grants as the Company continues to grow.

The Board of Directors recommends a vote "FOR" the Plan amendment.

THE PLAN. Any employee on the regular payroll of the Company may be selected to participate in the Plan. Additionally, options are granted under the Plan to the Company's non-employee directors in accordance with the Company's policy for the compensation of directors (see "The Board of Directors -- Compensation of Directors"). Assuming approval of the proposed amendment, up to 1,757,000 shares of Common Stock may be issued pursuant to the Plan; however, options for no more than 125,000 shares may be granted to any eligible employee during any period of twelve consecutive months. Appropriate adjustments in the number of shares issuable and in the number and prices of shares covered by outstanding options will be made to give effect to any changes in the Company's capitalization (stock splits, stock dividends, etc.).

Currently, the Plan is administered by the Board. In addition to administering and interpreting the Plan, the Board has authority to select optionees, determine the number of shares for which an option is granted, set the option's price and term, select the type of option and establish all other terms and conditions of the option. The Board may waive or amend the terms and conditions of, or accelerate the vesting of, an option. The Board may appoint a committee to carry out all of its functions with respect to the Plan, except for amendments to or termination of the Plan. For the purpose of option grants to and approval of other transactions with persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company, each committee member must be a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act. The Board has delegated to the Compensation Committee the responsibility for option grants to the Company's executive officers.

Both incentive stock options and nonqualified options may be granted to employee-participants in the Plan. Non-employee directors may only receive nonqualified option grants. The per share exercise price of a nonqualified option must be at least 85% of the fair market value of a share of the Common Stock on the date the option is granted. The per share exercise price of an incentive stock option may not be less than 100% of the Common Stock's fair market value on the date of grant, and no incentive stock option may be exercised after ten years from the date of grant. Incentive stock options granted to an optionee holding more than 10% of the Company's outstanding Common Stock must have a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years.

An option's exercise price may be paid in cash, by the tender of shares of the Company's Common Stock or by a combination of these methods. Shares which are tendered are valued at their fair market value on the date of tender and may be counted as available for issuance under the Plan. For purposes of the Plan, fair market value means the last sale price for the Common Stock reported on the Nasdaq National Market on a given date. On June 15, 1998, the fair market value of the Company's Common Stock was $21.75 per share.

Generally, an unexercisable option terminates when an optionee terminates employment with or service as a director of the Company. An exercisable option terminates on the earlier of (i) its full exercise, (ii) its expiration date, or
(iii) the end of the three-month period following the date of termination of employment or service as a director. If, however, an optionee becomes disabled or dies while employed by or serving as a director of the Company or within three months thereafter, a then-exercisable option may be exercised for one year after the date of death or commencement of disability. The Plan allows the Board to extend these option exercise periods.

A nonqualified option may be transferred pursuant to a domestic relations order or under other circumstances, terms and conditions established by the Board. Otherwise, an option is not transferrable except by the optionee's will or the laws of descent and distribution and, during an optionee's lifetime, may only be exercised by the optionee or the optionee's legal representative or guardian.

The Board may amend or terminate the Plan at any time; however, shareholder approval is required for an amendment if such approval is necessary under the Internal Revenue Code (the "Code") or the Exchange Act. No Plan amendment may alter or impair an outstanding option without the optionee's consent. No option may be granted under the Plan subsequent to October 22, 2006.

If the Company enters into an agreement of reorganization, merger or consolidation in which the Company is not to be the surviving corporation or enters into an agreement for the sale or transfer of all or substantially all of its assets, all outstanding options will become immediately exercisable. If the successor or transferee corporation does not agree to continue the Plan, both the Plan and all outstanding options will terminate as of the effective date of any such transaction. An optionee who is subject to Section 16 of the Exchange Act may, immediately prior to the consummation of the transaction and in lieu of the consideration receivable by other optionees in the transaction, tender any unexercised options to the Company and receive a cash payment equal to the difference between the aggregate "fair value" of the shares of the Company's Common Stock subject to the holder's unexercised options and the aggregate option price of those shares.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Plan provides that, if payments to an optionee by the Company would constitute "excess parachute payments" under the Code, amounts payable in accordance with the Plan's change of control provisions will be reduced so that the employee is not subject to the 20% excise tax on the payment and the Company is able to deduct the entire payment.

Generally, an optionee recognizes no income upon the grant or exercise of an incentive stock option and, if the stock purchased on option exercise is not disposed of within two years from the date of grant nor within one year after exercise, the amount realized on sale or taxable exchange in excess of the option price is treated as a long term capital gain and the Company is not entitled to a federal income tax deduction. If stock acquired on exercise of an incentive stock option is disposed of before the expiration of either of the prescribed holding periods, the lesser of (i) the difference between the option price and the fair market value at the time of exercise or (ii) the difference between the option price and the amount realized upon disposition is treated as ordinary income to the optionee at the time of disposition and is allowed as a deduction to the Company; any excess of the amount realized upon sale over the fair market value at the time of exercise generally is treated as capital gain to the optionee. In general, an optionee who exercises a nonqualified option recognizes taxable ordinary income, and the Company is entitled to a deduction, at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased over the option price.

ACCOUNTING EFFECTS. The proceeds of the sale of stock under the Plan constitute general funds of the Company and may be used by it for any purpose. Under present accounting rules and practices followed by the Company, neither the grant at fair market value nor the exercise of an option generally results in any charge against the Company's earnings. The grant of options at a price less than 100% of fair market value results in compensation expense to the Company. To date, the Company has granted all options under the Plan at an exercise price equal to at least 100% of the fair market value of the Common Stock for accounting purposes.

GRANTS. Currently, options have been granted to approximately 360 individuals under the Plan. The Plan contains no limitation as to the maximum number of participants. As of June 15, 1998, options granted under the Plan were outstanding in the following amounts: Mr. Kroll, none; Mr. Thomas M. O'Gara, 23,150 shares; Mr. Wilfred T. O'Gara, 115,150 shares; Mr. Cherkasky, 25,000 shares; Mr. Lennon, 37,000 shares; Mr. Paciotti, 15,000 shares; Mr. Allen, 24,000 shares; Mr. Curotto, 21,000 shares; all current executive officers as a group, 259,250 shares; Mr. Cogan, none; Mr. Mabus, 2,000 shares; Mr. Ritter, 1,000 shares; Mr. Sessions, 2,000 shares; Mr. Smith, none; and all employees (other than current executive officers) as a group, 390,700 shares. The recipients of, and numbers of shares subject to, future grants under the Plan are not determinable at this time.


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board desires to obtain from shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP independent public accountants of the Company for the year 1998.

Arthur Andersen LLP has served the Company since its inception in 1996. Representatives of Arthur Andersen LLP will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" approval of Arthur Andersen LLP.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY INFORMATION. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company and its subsidiaries, for services in all capacities, to (i) Jules B. Kroll and Wilfred T. O'Gara, each of whom served as Chief Executive Officer of the Company for a portion of 1997, (ii) Michael G. Cherkasky and Nazzareno E. Paciotti, who became executive officers at the time of the Merger, and (iii) each of the Company's four other most highly compensated executive officers who received compensation in excess of $100,000 during 1997. These persons are sometimes referred to as the "named executive officers."

                                            SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                       ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                               ----------------------------------        -------------------------
                                                                                                        SECURITIES
                                                                            OTHER                       UNDERLYING
                                                                            ANNUAL      RESTRICTED         STOCK
                                                                            COMPEN-       STOCK           OPTION        ALL OTHER
           NAME AND                            SALARY         BONUS         SATION        AWARD            GRANT      COMPENSATION
      PRINCIPAL POSITION          YEAR           ($)           ($)           ($)           ($)              (#)            ($)
      ------------------          ----         ------         -----        --------      -------        ----------     ------------
Jules B. Kroll(1)                 1997          489,583            --            --             --              --         32,965(2)
Chairman and Chief Executive      1996          500,000        75,000            --             --              --         31,715
Officer                           1995          500,000            --            --             --              --         30,395

Thomas M. O'Gara                  1997          252,083            --            --             --          23,150          4,568(3)
Vice Chairman                     1996          379,081         7,000            --             --              --          4,912
                                  1995          410,631            --            --             --              --          1,218

Wilfred T. O'Gara                 1997          240,000        45,000            --             --          98,150          4,898(3)
President and Chief Operating     1996          200,231        45,000            --             --          17,000          4,240
Officer                           1995          140,550            --            --             --              --            462

Michael G. Cherkasky(1)           1997          400,000            --            --      1,904,578          25,000         28,914(2)
Chief Operating Officer -         1996          300,000        75,000           898             --          68,647         26,767
Investigations and Intelligence   1995          260,000            --           898             --          21,882         25,971
Group

Michael J. Lennon                 1997          148,333        70,000            --             --          20,000          5,401(3)
Chief Operating Officer -         1996          128,334        60,317            --             --          17,000          4,258
Security Products and Services    1995           89,977        20,000            --             --              --            277
Group

Nazzareno E. Paciotti(1)          1997          275,520        66,667            --        229,714          15,000         26,984(2)
Chief Financial Officer           1996          225,520        50,000            --             --          68,647         24,984
                                  1995          225,520            --            --             --          21,882         22,797

Gary W. Allen(1)                  1997          116,666        60,000            --             --           4,000          6,063(3)
Vice President, OHE               1996          100,666        47,784            --             --          15,000          3,817
                                  1995           88,239            --            --             --              --            414

Richard L. Curotto(1)             1997          110,000        35,000            --             --           3,000          9,006(3)
Vice President, OHE               1996          100,833        47,392            --             --          15,000          8,184
                                  1995           98,433        17,000            --             --              --          2,223



(1) Messrs. Kroll, Cherkasky and Paciotti were unaffiliated with the Company prior to the Merger on December 1, 1997; however, their compensation information is given on a pooling of interests basis, as if they had been executive officers of the Company throughout the periods presented. Messrs. Allen and Curotto served as executive officers of the Company until the Merger; their 1997 information includes compensation for the entire year.

(2) Represents pension contributions and profit-sharing contributions of $20,000 and $500, respectively, for each person and supplemental disability plan benefits of $12,465 for Mr. Kroll, $8,414 for Mr. Cherkasky and $6,484 for Mr. Paciotti.

(3) Represents profit-sharing contributions to the Company's 401(k) Plan of $1,218 for Mr. Thomas M. O'Gara, $714 for Mr. Wilfred T. O'Gara, $714 for Mr. Lennon, $602 for Mr. Allen and $2,520 for Mr. Curotto and executive disability insurance plan benefits of $3,350 for Mr. Thomas M. O'Gara, $4,184 for Mr. Wilfred T. O'Gara, $4,687 for Mr. Lennon, $5,461 for Mr. Allen and $6,486 for Mr. Curotto.

EMPLOYMENT AGREEMENTS. Commencing December 1, 1997, the Company has employment agreements, or amendments to existing employment agreements, which expire on November 30, 2000, with each of Messrs. Kroll, Thomas M. O'Gara, Wilfred T. O'Gara, Lennon, Paciotti, Nicholas P. Carpinello and Abram S. Gordon, providing for annual base salaries in the respective amounts set forth in the table below. Each executive officer, including Mr. Cherkasky (who does not have an employment agreement), also is entitled to participate in an annual bonus plan established by the Compensation Committee of the Board and to receive up to 50% of such bonus in shares of the Company's Common Stock. Pursuant to these employment agreements, employment may be terminated by the Company at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements also provide that if the Company does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with the Company during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Each of Messrs. Thomas M. and Wilfred T. O'Gara has further agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with the Company. Additionally, Mr. Kroll has agreed that during his employment with the Company and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with the Company. Mr. Cherkasky's base salary, as established by the Company's Board of Directors, also is listed below. Additionally, at the time of the Merger, the executive officers were granted options to purchase shares of the Company's Common Stock, in the amounts listed below; each option has an exercise price equal to 100% of the fair market value of the Common Stock on December 1, 1997.

                                                           OPTIONS TO PURCHASE
                                                                  SHARES
                     NAME                BASE SALARY         OF COMMON STOCK
--------------------------------------------------------------------------------

Jules B. Kroll........................    $375,000               -0-
Thomas M. O'Gara......................     275,000               -0-
Wilfred T. O'Gara.....................     350,000            75,000
Michael G. Cherkasky..................     400,000            25,000
Michael J. Lennon.....................     185,000            15,000
Nazzareno E. Paciotti.................     275,000            15,000
Nicholas P. Carpinello................     140,000            10,000
Abram S. Gordon.......................     135,000            10,000

STOCK OPTIONS. The following table presents information on option grants to the named executive officers during 1997 pursuant to the Company's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights ("SARs").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS(1)
                          ------------------------------------------------------       POTENTIAL REALIZABLE
                           NUMBER OF                                                     VALUE AT ASSUMED
                           SECURITIES      % OF TOTAL                                  ANNUAL RATES OF STOCK
                           UNDERLYING        OPTIONS       EXERCISE                    PRICE APPRECIATION FOR
                            OPTIONS        GRANTED TO        OR                              OPTION TERM
                            GRANTED       EMPLOYEES IN    BASE PRICE  EXPIRATION       ------------------------
       NAME                   (#)          FISCAL YEAR      ($/SH)      DATE             5%($)          10%($)
                           ---------      -------------   ----------  ----------         -------        -------
Jules B. Kroll                   --             --            --           --               --               --
Thomas M. O'Gara             23,150            4.8         12.10      3/24/07          176,163          446,431
Wilfred T. O'Gara            23,150            4.8         11.00      3/24/07          160,148          405,847
                             75,000           15.6         17.25     12/01/07          813,632        2,061,404
Michael G. Cherkasky         25,000            5.2         17.25     12/01/07          271,211          687,301
Michael J. Lennon             5,000            1.0         11.00      3/24/07           34,589           87,656
                             15,000            3.1         17.25     12/01/07          162,726          412,381
Nazzareno E. Paciotti        15,000            3.1         17.25     12/01/07          162,726          412,381
Gary W. Allen                 4,000            0.8         11.00      3/24/07           27,671           70,125
Richard L. Curotto            3,000            0.6         11.00      3/24/07           20,754           52,594

----------------------------

(1) All options vest one-third per year beginning one year after the date of grant. The exercise price of all options may be paid in cash or by the transfer of shares of the Company's Common Stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

With respect to each named executive officer, the following table sets forth information concerning unexercised stock options held at December 31, 1997. No options were exercised during 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                          NUMBER OF
                                                                          SECURITIES                     VALUE OF
                                                                          UNDERLYING                    UNEXERCISED
                                                 VALUE                    UNEXERCISED                  IN-THE-MONEY
                                              REALIZED($)                  OPTIONS AT                    OPTIONS AT
                                           ----------------                FY-END(#)                      FY-END($)
                                           (MARKET PRICE ON             --------------                 --------------
                        SHARES ACQUIRED      EXERCISE LESS               EXERCISABLE/                  EXERCISABLE/
              NAME      ON EXERCISE(#)      EXERCISE PRICE)              UNEXERCISABLE                 UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------

Jules B. Kroll                --                   --                               --                            --
Thomas M. O'Gara              --                   --                     7,716/15,434                 42,631/85,273
Wilfred T. O'Gara             --                   --                    24,716/90,434               197,744/130,375
Michael G. Cherkasky          --                   --                    90,529/25,000               1,290,776/9,375
Michael J. Lennon             --                   --                    18,666/18,334                157,662/27,713
Nazzareno E. Paciotti         --                   --                    90,529/15,000               1,290,776/5,625
Gary W. Allen                 --                   --                    16,333/ 2,667                138,206/17,669
Richard L. Curotto            --                   --                    16,000/ 2,000                136,000/13,250


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The policy of the Compensation Committee of the Board is to provide compensation that attracts, motivates, and retains a highly qualified management team meeting the special management requirements of this Company. The compensation program is central to the successful operation and growth of the Company and is intended to align closely the interests of management with those of the Company's shareholders.

Statement of Purpose. The Committee believes that a compensation program must enable the Company to attract a limited number of executives with critical experience for key positions and to retain and motivate strong, capable management. At the same time, the cost of management compensation must bear a reasonable relationship to the performance of the Company and the total return to shareholders on their investment in the Company. The purposes of the program approved and actions taken by the Compensation Committee are as follows:

o Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of the Company and, at the same time, build the structure and teamwork necessary for profitable long-term growth in the Company's business.

o Provide executives who succeed within the Company the opportunity to build capital value through stock options and stock, as long as shareholders build corresponding value.

Cash Compensation. To achieve these purposes, the Committee has set total cash compensation at levels that it believes are reasonable in light of the Company's size and financial results. Salaries are reviewed annually and are determined based on specific executive responsibilities, the changing nature of these responsibilities and performance. Total cash compensation each year can be increased or decreased substantially from the prior year depending on the size of the annual incentive payment awarded.

As previously described, as part of the Merger, the Company entered into new employment arrangements with the persons who were to be its executive officers after the Merger, including the Chief Executive Officer. These arrangements included changes in the annual salary of those executive officers who were with the Company prior to the Merger. For a description of the Chief Executive Officer's employment agreement and a listing of the annual compensation levels of each current executive officer, see "Employment Agreements." Because the Merger did not take place until December 1, 1997, the full year salary shown on the Summary Compensation Table for each executive officer does not necessarily reflect that established in his employment agreement. Also, because the new base salaries were so recently set, the Committee determined that they should not be increased for 1998. All salaries will be reviewed at the end of 1998 and, depending on the Company's financial results and the executive officers' performances, may be increased.

For 1997, the annual incentive payment portion of total cash compensation each year was tied directly to the level of achievement of the Company relative to the financial objectives established at the beginning of the year. These objectives related to the Company's overall operating revenue or the operating revenue of the particular Company subsidiary or division for which the executive officer had responsibility. The Company has engaged William M. Mercer, Incorporated, a well regarded compensation consulting firm, to formulate a revised incentive compensation plan for the Company. The Company anticipates implementing the new incentive compensation plan during the third quarter of 1998. For 1997, incentive compensation for Messrs. Wilfred T. O'Gara, Lennon, Allen and Curotto was based on the Company's then-effective incentive compensation plan; however, Messrs. O'Gara and Lennon did not receive the total incentive compensation to which they were entitled because of the salary increases they received as part of the Merger. Incentive compensation for Mr. Paciotti was based on a compensation plan in effect at Kroll Associates, Inc. through the date of the Merger. Mr. Kroll received no separate incentive compensation in respect of 1997.

Long-Term Stock Incentives. The Committee also is responsible for grants to the Company's executive officers under the Company's 1996 Stock Option Plan. The purpose of the Plan is to provide long-term compensation which, because it is based upon stock price appreciation, directly aligns the interest of management with that of shareholders. During 1997, options for an aggregate of 188,300 shares were granted to the Company's named executive officers. Due to his significant ownership interest in the Company, Mr. Kroll did not receive an option grant for 1997.

Section 162(m) of the Internal Revenue Code and its related regulations (together "Section 162(m)") limit the deductibility of non-"performance based" compensation received by each of the Company's named executive officers to $1 million per year. Compensation meeting certain criteria specified in Section 162(m) is considered "performance based" and is excluded from the limitation on deductibility. The Company's 1996 Stock Option Plan and all options granted to the Company's named executive officers under the Plan are designed to meet the
Section 162(m) criteria for performance based compensation. In 1997, no named executive officer received non-performance based compensation in excess of $500,000, and the Committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 1998. As previously noted, the policy of the Committee is to maintain a compensation program that maximizes the creation of long-term shareholder value. As appropriate in the future, the Committee will consider qualifying the deductibility of compensation to the extent consistent with the objectives of the Company's executive compensation program and with maintaining competitive compensation.

                                               Jerry E. Ritter, Chairman
                                               Marshall S. Cogan
                                               Raymond E. Mabus
                                               William S. Sessions
                                               Howard I. Smith


KROLL-O'GARA STOCK PRICE PERFORMANCE

The following graph compares the performance of the Company's Common Stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on November 13, 1996, the first day of trading of the Company's Common Stock, and that any dividends were reinvested.

Because the Company operates in three business segments, no published peer group accurately mirrors the Company's business. Accordingly, the Company has created a special peer group composed of Armor Holdings, Inc., Pinkerton's, Inc., Simula, Inc. and Spartan Motors, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization.

==========================================================================================
                                          11/13/96        12/31/96          12/31/97
------------------------------------------------------------------------------------------
The Kroll-O'Gara Company                    $100            $108              $196
------------------------------------------------------------------------------------------
Russell 2000 Index                          $100            $107              $131
------------------------------------------------------------------------------------------
Peer Group Index                            $100            $ 98              $120
==========================================================================================


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


GENERAL

In connection with the Company's initial public offering, the Board adopted a policy requiring that any future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board.

Described below are certain transactions and relationships between the Company and certain of its officers, directors and shareholders which have occurred during the last fiscal year. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, the Company believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

LONGLINE LEASING/EXCEL ARMOR

Longline Leasing, Inc. ("Longline") and Excel Armor Products, Inc. ("Excel Armor" and, together with Longline, "Longline/Excel"), each a Delaware corporation, merged as of December 31, 1996; Messrs. Thomas M. O'Gara, Wilfred
T. O'Gara and Carpinello own approximately 92%, 1% and 1%, respectively, of the outstanding capital stock of Longline/Excel.

Lease agreements. OHE has a Master Equipment Lease with Longline/Excel, entered into in July 1995, pursuant to which OHE leases various items of equipment from Longline/Excel. As of December 31, 1997, OHE had approximately $1,250,000 of equipment under lease for 12 and 36-month terms, beginning on various dates between July 1995 and April 1996. Rental expenses were $396,005 for the year ended December 31, 1997.

Supplier arrangements. During 1995 and 1996, OHE purchased the dual-hard steel required for certain aspects of its vehicle armoring from Longline/Excel, which distributed the steel for an unrelated third party. At December 31, 1997, OHE had receivables of $282,345 from Longline/Excel in connection with the prior arrangement, which sum is guaranteed by the shareholders of Longline/Excel. All other aspects of the arrangement have been terminated.

Corporate aircraft. In February 1995, OHE entered into a ten-year lease for a Gulfstream G-II aircraft owned by Longline/Excel. The Gulfstream aircraft was purchased by Longline/Excel for a price of $4,060,000 (represented by an exchange of a prior jet leased by the Company from Longline/Excel and new financing). In connection with the cancellation of the prior jet's lease, $400,493, representing the unamortized portion of OHE's $504,000 deposit on that lease, was transferred as the deposit on the Gulfstream lease. As amended in August 1996, the Gulfstream lease has provided for minimum lease payments of $35,200 per month, allowed OHE 23 hours of usage per month and provided for charges of $1,500 per hour thereafter. Rental expense related to the Gulfstream lease (including amortization of the deposit) was $233,939 for 1997. Additionally, the Company paid Longline/Excel $576,000 in 1997 relating to usage of the aircraft in connection with the Merger. The Company believes that the rate paid was equivalent to that charged by Longline/Excel to other unrelated companies for similar services during 1997 and compared favorably to rates charged by another unrelated charter service for similar aircraft.

The Company has reached agreement with Longline/Excel to terminate the aircraft lease as of July 1, 1998. Commencing July 1, 1998, Longline/Excel will provide OHE a $700 per hour discount, to a maximum of 604 hours, on Longline/Excel's normal commercial rates. This discount will end on July 1, 2003, irrespective of whether the 604 hours have been utilized. The discount will be used to amortize the remaining portion of the OHE's deposit under the lease, as well as unused prepaid hours of usage of the plane, which together aggregate $422,556.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE AND CERTAIN LOANS

Mr. Thomas M. O'Gara was indebted, for money borrowed, to OHE in the amount of $242,242, not represented by a promissory note. As of December 31, 1997, $120,191 of this indebtedness remained outstanding; the full amount outstanding was repaid in June 1998.

Immediately prior to the Merger, KHI owed $6,349,813 to Mr. Kroll, representing unpaid principal of $4,761,958 and accrued interest of $242,356 on open account advances and loans which had been made by him to KHI from time to time since 1989. An additional $286,308 previously had been repaid. Also immediately prior to the Merger, Mr. Kroll owed KHI $1,420,756, representing aggregate borrowings from KHI of $1,345,499 plus $75,257 in accrued interest. Of the outstanding principal amounts, $4,380,849 owed by KHI to Mr. Kroll and $748,000 owed by Mr. Kroll to KHI bore interest at an annual rate equal to the prime rate plus 1%, $1,129,109 owed by KHI to Mr. Kroll bore interest at an annual rate equal to the brokers' loan rate (7.625% at December 1, 1997) and $597,499 owed by each of KHI and Mr. Kroll to the other bore interest at an annual rate of 7% (equal to the prime rate at the date of the loan plus 1%). Immediately prior to the Merger, the principal and accrued interest on all outstanding loans from KHI to Mr. Kroll were repaid in full and loans (plus all accrued interest) from Mr. Kroll to KHI were repaid to the extent of the amounts owed to KHI by Mr. Kroll. The remaining amount owed Mr. Kroll is represented by a promissory note, issued by a subsidiary of KHI at the time of the Merger, in the principal amount of $309,500, bearing interest at an annual rate 1/2% below the prime rate. Also, upon consummation of the Merger, all $6,040,313 of principal and accrued interest owed by KHI to Mr. Kroll for open account advances was repaid.

In July 1995 AIG loaned $2,000,000 to KHI. These loans were evidenced by demand promissory notes bearing interest at an annual rate equal to the Citibank N.A. base rate in effect from time to time plus 2%. As of December 1, 1997, principal and accrued interest in the aggregate amount of $2,035,583 was outstanding under these notes. These notes were repaid in full upon the consummation of the Merger.

During 1997, the Company rendered risk management services, including marketing support, and claims investigations services to AIG and its subsidiaries. The Company billed AIG and its subsidiaries $6,412,244 in 1997 for such services. Included in the amounts are payments pursuant to an agreement under which the Company provides certain AIG subsidiaries with crisis management and marketing services through November 30, 1998. The agreement provides for an annual retainer ($2,288,640 for 1997), subject to certain adjustments, and is payable quarterly in advance. The year-end accounts receivable balance for AIG was $897,361 at December 31, 1997. Since 1995, the Company has purchased certain of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed the Company $814,154 for this insurance during 1997. The Company obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

BUILDING LEASE

OLG, Limited, an Ohio limited liability company of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Carpinello, Curotto and Lennon own approximately 91%, 5%, 1%, 1%, 1% and 1% of the outstanding capital stock, was formed in March 1996 for the purpose of acquiring and leasing to OHE a facility located at 4175 Mulhauser Road, Fairfield, Ohio. The building was purchased for approximately $1.8 million and was leased to OHE for one year, ending March 31, 1997, for $468,000 (plus taxes, insurance and maintenance costs). OHE exercised an option to renew the lease, at a base rent of $21,000 per month, through July 1997. Since August 1997, OHE has continued to utilize the facility on a month to month basis. In mid-June 1998, OLG Limited entered into a contract to sell the building to an unrelated third party. OHE anticipates leasing the building from the third party after the sale.


PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on June 15, 1998 by (i) each beneficial owner of more than five percent of the Common Stock, (ii) each director and named executive officer individually, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

                                                                                           BENEFICIAL OWNERSHIP(1)
                                                                                           -----------------------
                                     NAME                                                 NUMBER              PERCENT
---------------------------------------------------------------------------------------------------------------------
Jules B. Kroll(2)(3)..............................................................         2,879,991         16.7
Thomas M. O'Gara(2)...............................................................         2,425,935         14.1
Wilfred T. O'Gara.................................................................           254,982          1.5
Gary W. Allen(4)..................................................................            18,768            *
Michael G. Cherkasky..............................................................           153,939            *
Marshall S. Cogan.................................................................                --           --
Richard L. Curotto(4).............................................................            41,087            *
Michael J. Lennon.................................................................            21,741            *
Raymond E. Mabus..................................................................             2,000            *
Nazzareno E. Paciotti.............................................................           103,845            *
Hugh E. Price.....................................................................            17,500            *
Jerry E. Ritter...................................................................             2,000            *
William S. Sessions...............................................................             2,000            *
Howard I. Smith(2)(5).............................................................         1,444,212          8.4
All directors and current executive officers as a
     group (14 persons)(4)(6).....................................................         7,386,444         42.2
American International Group, Inc.(2).............................................         1,444,212          8.4


* Less than 1% of the outstanding Common Stock.

(1) Includes the following numbers of shares of Common Stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after June 15, 1998: Mr. Kroll, none; Mr. Thomas M. O'Gara, 7,716 shares; Mr. Wilfred
         T. O'Gara, 24,716 shares; Mr. Allen, 16,333 shares; Mr. Cherkasky, 90,529 shares; Mr. Cogan, none; Mr. Curotto, 16,000 shares; Mr. Lennon, 18,666 shares; Mr. Mabus, 2,000 shares; Mr. Paciotti, 90,529 shares; Mr. Price, 17,500 shares;

         Mr. Ritter, 1,000 shares; Mr. Sessions, 2,000 shares; Mr. Smith, none; and all directors and current executive officers as a group, 275,989 shares.

(2) Mr. Kroll's address is 900 Third Avenue, New York, New York 10022. Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. Mr. Smith's and AIG's address is 70 Pine Street, New York, New York 10270.

(3) Does not include 192,561 shares held by trusts for the benefit of Mr. Kroll's adult children, in which Mr. Kroll disclaims any beneficial interest.

(4) Messrs. Allen and Curotto ceased to be executive officers of the Company on December 1, 1997. Their shares are not included in those listed as held by all directors and current executive officers as a group.

(5) Consists of 1,444,212 shares held by AIG. Mr. Smith disclaims any beneficial interest in these shares.

(6) Includes 1,444,212 shares held by AIG which are deemed to be owned by Mr. Smith and in which he disclaims any beneficial interest.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) forms were filed on a timely basis during and for 1997, except that Forms 5 reporting stock options granted in December 1997 were filed after their due date by Messrs. Carpinello, Cherkasky, Gordon, Lennon, Wilfred T. O'Gara and Paciotti.


SHAREHOLDER PROPOSALS


Shareholder proposals will be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting if they are received by the Company before the close of business on March 10, 1999.

In addition, the Company will retain its discretionary authority to vote proxies on any matter raised by a shareholder at the 1999 Annual Meeting (and not included in the Company's Proxy Statement) unless the Company is notified prior to May 25, 1999 that the shareholder intends to present the matter at that meeting. If there is a change in the date after which shareholder notification is untimely, the Company will so inform shareholders by notice in a filing with the SEC.

OTHER BUSINESS


The Company is not aware of any matters which properly may be presented at the meeting other than those discussed above. However, if other matters do come before the meeting, proxies will be voted on those matters in accordance with the recommendation of the Board.

THE KROLL-O'GARA COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints Jules B. Kroll, Wilfred T. O'Gara and Abram S. Gordon, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders of The Kroll-O'Gara Company to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on August 12, 1998, at 9:00 a.m. (EDT), and at any adjournments thereof:

1.   Election of Jules B. Kroll, Thomas M. O'Gara, Wilfred T. O'Gara,
     Michael G. Cherkasky, Marshall S. Cogan, Michael J. Lennon,
     Raymond E. Mabus, Hugh E. Price, Jerry E. Ritter, William S. Sessions and Howard I. Smith as directors.

[   ]  FOR all nominees    [   ]  WITHHELD from all nominees    [   ]  For all nominees except as noted on line below:

*EXCEPTIONS
           ----------------------------------------------------------------------------


2. [   ]  FOR      [   ]  AGAINST      [   ]  ABSTAIN on the proposal to amend the Company's 1996 Stock Option
                                                      Plan to increase the number of shares issuable to 1,757,000.

3. [   ]  FOR      [   ]  AGAINST      [   ]  ABSTAIN on the proposal to ratify the appointment of Arthur Andersen
                                                      LLP as independent auditors.

4. Upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSALS AND IN FAVOR OF THE NOMINEES LISTED
ABOVE.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

As to any other matter or if any of the nominees is not available for election, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

Please mark: I do [   ]  do not [   ] plan to attend the meeting.

                     Dated                               ,  1998
                          -------------------------------

                     --------------------------------------------

                     --------------------------------------------
                       (Signature of Shareholder)

                     IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.